                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.__)

[X] Filed by the Registrant
[_] Filed by a Party other than the Registrant

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to 167;240.14a-12

                                  ALCOA INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

[LOGO
 OF
ALCOA]


     2002
     __________________________________________________________________________
     Notice of Annual Meeting and Proxy Statement




     Alcoa . 201 Isabella Street at 7th Street Bridge . Pittsburgh, Pennsylvania 15212-5858

[LOGO OF ALCOA]

                    TO ALCOA SHAREHOLDERS:

                    I cordially invite you to the 2002 annual meeting of Alcoa shareholders.

                    The meeting this year is on Friday, April 19, 2002 at 9:30 a.m. in the Allegheny Ballroom of the Westin hotel in Pittsburgh, Pennsylvania. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

                    I hope you will participate in this review of our company's business and operations. This proxy statement describes the items you will vote on at the meeting. In addition to voting, we will review the major developments of 2001 and answer your questions.

                    If you plan to attend, you will need an admission ticket. For registered holders, we have included an admission ticket with your proxy card. Other shareholders may obtain tickets by contacting the corporate secretary.

                    Whether or not you plan to attend the meeting, your vote is important. Please vote. You have three options this year - by telephone, by Internet or by mailing the proxy card.

                    I look forward to seeing you at the annual meeting.

                    Sincerely,


                    /s/ Alain J. P. Belda
                    Alain J. P. Belda
                    Chairman of the Board
                    and Chief Executive Officer

                    February 15, 2002

[LOGO OF ALCOA]
                    NOTICE OF 2002 ANNUAL MEETING

                    February 15, 2002

                    Alcoa's annual meeting of shareholders will be on Friday, April 19, 2002 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Westin hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania. If you owned common stock at the close of business on January 22, 2002, you may vote at this meeting.

                    At the meeting, we plan to:

                    .    elect three directors to serve for new terms; and

                    . attend to other business properly presented at the meeting.

                    The Board is not aware of any other proposals for the April 19, 2002 meeting.

                    On behalf of Alcoa's Board of Directors,


                    /s/ Donna Dabney
                    Donna Dabney
                    Secretary

      NOTICE OF 2002 ANNUAL MEETING
      AND PROXY STATEMENT

      TABLE OF CONTENTS

      THE ANNUAL MEETING AND VOTING -                                   4
      QUESTIONS AND ANSWERS

      BOARD OF DIRECTORS                                                6
           Committees and Meetings of the Board
           Directors' Compensation
           Transactions with Directors' Companies

      ITEM 1 - ELECTION OF DIRECTORS                                    7

      ALCOA STOCK OWNERSHIP AND PERFORMANCE                             13
           Stock Ownership of Certain Beneficial Owners
           Stock Ownership of Directors and Executive Officers
           Section 16(a) Beneficial Ownership Reporting Compliance
           Stock Performance Graph

      REPORT OF THE AUDIT COMMITTEE                                     16

      EXECUTIVE COMPENSATION                                            18
           Report of the Compensation Committee
           Summary Compensation Table
           Option Grants in 2001
           2001 Aggregate Option Exercises and Year-End Option Values
           Long Term Incentive Plan - Awards in 2001
           Pension Plans and Pension Plan Table

      OTHER INFORMATION                                                 28

THE ANNUAL MEETING AND VOTING - QUESTIONS AND ANSWERS

The Alcoa Board of Directors is soliciting proxies for the 2002 annual meeting of shareholders. This booklet and proxy card contain information about the items you will vote on at the annual meeting. These documents are first being mailed or given to shareholders on or about February 28, 2002.

Who is entitled to vote and how many votes do I have?
If you are a common stockholder of record at the close of business on January 22, 2002, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?
You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the instructions on the proxy form and have the proxy form available when you call or access the Internet web site. The proxy committee will vote your shares according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?
If you are a shareholder of record or participate in Alcoa's Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, EquiServe, at 1 800 317 4445 (in the U.S. and Canada) or 1 201 324 0313 (all other calls) or by e-mail at www.equiserve.com.

How do I vote if I participate in one of the employee savings plans?
You must provide the employee plan trustee with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares will be voted in proportion to the way the other plan participants voted.

Can I change my vote?
You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways. (Please note that the revocation or change has to be received by the cutoff time indicated on the proxy card in order to be counted):

..    mail a revised proxy card or voting instruction form which is dated later than the prior one

..    vote again by telephone or at the Internet web site

..    common stockholders of record may vote in person at the annual meeting

..    common stockholders of record may notify Alcoa's corporate secretary in writing that a prior proxy is revoked or voting instructions changed

..    employee savings plan participants may notify the Plan trustee in writing that prior voting instructions are revoked or changed.

Is my vote confidential?
Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or where necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?
You may attend the meeting if you were a shareholder on January 22, 2002. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Secretary's Office, Alcoa, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Dolores A. Yura. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a "quorum" for the meeting?
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

At the close of business on January 22, 2002, the record date for the meeting, Alcoa had outstanding 847,586,916 shares of common stock (excluding treasury shares).

Who pays for the solicitation of proxies?
Alcoa pays the cost of soliciting proxies. We retain Morrow & Company, Inc. to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?
There is space for your comments on the proxy card or you may send your comments to us in care of the corporate secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?
If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Alcoa at that meeting. You may do this by sending a written notice to: Secretary's Office, Alcoa, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Janet Duderstadt, Assistant Secretary. The notice must include certain information about the persons that you nominate, and, for the 2003 annual meeting, we must receive it by January 19, 2003. For complete details, contact the corporate secretary.

When are the 2003 shareholder proposals due?
The next Alcoa annual meeting is on April 18, 2003. You must submit shareholder proposals in writing by October 18, 2002 for them to be considered for the 2003 proxy statement. No proposals received after January 19, 2003 may be raised at the annual meeting. Address all shareholder proposals to: Secretary's Office, Alcoa, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention:
Janet Duderstadt, Assistant Secretary.

BOARD OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD

The Board of Directors considers all major decisions of Alcoa. The Board met seven times in 2001. Attendance by directors at Board and committee meetings averaged over 96%. All incumbent directors serving in 2001 attended at least 75% of the meetings. The Board has the following five standing committees:

The Audit Committee reviews Alcoa's auditing, financial reporting and internal control functions and recommends the firm that Alcoa should retain as its independent accountant. It also reviews the company's environmental, health and safety audits and monitors compliance with Alcoa business conduct policies. The members of the Audit Committee are independent, as defined under the New York Stock Exchange listing standards. The independent accountants, the Vice President-Audit and the General Counsel have access to the Committee without any other members of management being present. The Committee met four times in 2001. In addition, the chairman of this Committee or his designee met with management and the independent accountants before earnings announcements in January, April, July and October. The full Committee reviewed annual results, the Audit Committee report (see page 16 of this proxy statement) and annual disclosure filings before filing.

The Compensation Committee determines cash compensation for Alcoa officers, approves any special post retirement arrangements for retiring Alcoa officers and performs other functions specified by the company's compensation plans. The Committee also reviews the participation of officers in other benefit programs for salaried employees and administers the company's stock incentive plan. The Compensation Committee issues the Report of the Compensation Committee on executive compensation (see page 18 of this proxy statement). The Committee met four times in 2001.

The Executive Committee has authority to act on behalf of the Board. It meets when specific action must be taken between Board meetings. The Committee met three times in 2001.

The Nominating Committee considers and recommends nominees for election as directors and reviews the performance of incumbent directors. The Committee met six times in 2001.

The Pension and Savings Plan Investment Committee reviews and approves the investment management of Alcoa's retirement plans and principal savings plans. The Committee met twice in 2001.

DIRECTORS' COMPENSATION

Alcoa pays each director who is not an Alcoa employee an annual retainer fee of $150,000. Director compensation was reviewed with outside compensation consultants in 2001. Based on a review of comparable compensation data and the recommendation of outside advisors, an increase in the annual retainer fee to the current amount was approved by the Board of Directors effective July 1, 2001. Alcoa does not pay any additional fees, such as meeting or committee fees.

Directors are required to invest 50% of their annual retainer in Alcoa stock, either through direct investment or under the company's deferred fee plan for non-employee directors. Alcoa encourages directors to defer the maximum amount that their individual circumstances allow. The company credits all fee deferrals to an Alcoa stock investment account, except that deferrals exceeding 50% of the annual retainer fee may be invested in other investment options under the plan. Directors cannot transfer from the required Alcoa stock investment option. Alcoa does not fund directors' deferred accounts, but pays them out in cash from general funds of the company after Board service ends.

TRANSACTIONS WITH DIRECTORS' COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2001 exceeded the threshold for disclosure, which is 5% of the gross revenues of either Alcoa or the other organization.

ITEM 1 - ELECTION OF DIRECTORS

As of the date of this proxy statement, Alcoa's Board of Directors had 11 members divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years. Directors elected to fill vacancies hold office for a term expiring at the annual meeting when the term for their class expires.

Mr. Kenneth W. Dam retired as a director in August 2001 to accept the position of Deputy Treasury Secretary of the United States. He had been on unpaid leave of absence from the Board since February 2001 pending his appointment.

Mr. Hugh M. Morgan resigned as a director in November 2001. He had been on unpaid leave of absence from the Board since September 2001.

In November 2001, Ms. Kathryn S. Fuller, President, World Wildlife Fund, was elected by the Board of Directors to fill a vacancy on the Board effective January 1, 2002, as a member of the class of directors whose terms expire in 2003.

In January 2002, Dr. Ernesto Zedillo, former President of Mexico, was elected by the Board to fill a vacancy on the Board as a member of the class of directors whose terms expire in 2003.

In February 2002, Carlos Ghosn, President and Chief Executive Officer, Nissan Motor Co., Ltd., was elected by the Board of Directors to fill a vacancy on the Board as a member of the class of directors whose terms expire in 2004.

Dr. Marina v.N. Whitman, whose term expires at the annual meeting in 2002, has indicated her desire to retire from the Board upon the expiration of her current term. The Board of Directors has nominated three directors whose terms expire in 2002 to stand for election to the Board in 2002 for a three-year term expiring in 2005.

The proxy committee will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the Board may reduce its size or choose a substitute.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2005

[PHOTO]

        Joseph T. Gorman

        Age:                  64

        Director since:       1991

        Alcoa Board           Audit Committee, Compensation Committee,
        Committees:           Nominating Committee and Executive Committee.

        Recent business       Mr. Gorman retired as Chairman of TRW Inc., a
        Experience:           global company serving the automotive, space and
                              information systems markets, in June 2001. He served as Chief Executive Officer of TRW Inc. from
                              1988 until February 2001.

        Other directorships:  The Procter & Gamble Company, Imperial Chemical
                              Industries plc, National City Corporation, Whole Health Management, Inc.

[PHOTO]

               Sir Ronald Hampel

               Age:                       69

               Director since:            1995

               Alcoa Board                Nominating Committee and Pension and
               Committees:                Savings Plan Investment Committee
                                          (chair).

               Principal occupation:      Chairman of United Business Media, a
                                          U.K.-based media company with
                                          interests in broadcasting, publishing
                                          and news dissemination services, since
                                          April 1999.

               Recent business            Sir Ronald was Chairman, Imperial
               experience:                Chemical Industries plc (ICI), a
                                          diversified chemicals manufacturer,
                                          from 1995 to 1999, Deputy Chairman and
                                          Chief Executive of ICI from 1993 to
                                          1995 and Chief Operating Officer from
                                          1991 to 1993. He was an ICI director
                                          from 1985 to 1999. From 1995 to 1997,
                                          Sir Ronald was Chairman of the UK
                                          Committee on Corporate Governance.

               Other directorships:       BAE Systems plc, United Business Media
                                          and the All England Lawn Tennis Club
                                          (Wimbledon) Limited.

               _________________________________________________________________

[PHOTO]

               John P. Mulroney

               Age:                       66

               Director since:            1987

               Alcoa Board                Compensation Committee and Nominating
               Committees:                Committee (chair).

               Principal occupation:      Executive Director of the Opera
                                          Company of Philadelphia, since January
                                          1999.

               Recent business            Mr. Mulroney was President and Chief
               experience:                Operating Officer, Rohm and Haas
                                          Company, a specialty chemicals
                                          manufacturer, from 1986 until his
                                          retirement in 1998. He served as a
                                          director of Rohm and Haas from 1982 to
                                          1998.

               Other directorships:       Teradyne, Inc. and the William Penn
                                          Foundation.

DIRECTORS WHOSE TERMS EXPIRE IN 2003

[PHOTO]

               Kathryn S. Fuller

               Age:                         55

               Director since:              2002

               Alcoa Board Committee:       Audit Committee.

               Principal occupation:        President, World Wildlife Fund, a
                                            nature conservation organization,
                                            since 1989.

               Recent business              Ms. Fuller had various
               experience:                  responsibilities within World
                                            Wildlife Fund and The Conservation
                                            Foundation from 1982 to 1989. Before
                                            that she held several positions in
                                            the U.S. Department of Justice,
                                            culminating in Chief, Wildlife and
                                            Marine Resources Section, in 1981
                                            and 1982.

               Other directorships:         Brown University, The Ford
                                            Foundation, King Mahendra Trust for
                                            Nature Conservation, and Fondo
                                            Mexicano para la Conservacion de la
                                            Naturaleza.

               _________________________________________________________________

[PHOTO]

               Judith M. Gueron

               Age:                         60

               Director since:              1988

               Alcoa Board                  Audit Committee, Compensation
               Committees:                  Committee and Pension and Savings
                                            Plan Investment Committee.

               Principal occupation:        President, Manpower Demonstration
                                            Research Corporation (MDRC), a
                                            nonprofit research organization,
                                            since 1986.

               Recent business              Dr. Gueron was MDRC's Executive Vice
               experience:                  President for research and
                                            evaluation from 1978 to 1986. Before
                                            joining MDRC, she was director of
                                            special projects and studies and a
                                            consultant for the New York City
                                            Human Resources Administration.


               Other directorships:         National Bureau of Economic
                                            Research.

[PHOTO]

               Ernesto Zedillo

               Age:                       50

               Director since:            2002

               Alcoa Board Committee:     Audit Committee.

               Principal occupation:      Economist.

               Recent business            Dr. Zedillo was elected president of
               experience:                Mexico in 1994 and served until 2000.
                                          Since leaving office, he has become a
                                          member of the Trilateral Commission,
                                          and serves on the advisory boards of
                                          the Council of Foreign Relations, the
                                          Institute for International Economics
                                          and the Daimler Chrysler International
                                          Advisory Board. Before his election as
                                          president of Mexico, Dr. Zedillo
                                          served in various positions in the
                                          Mexican Federal Government and in
                                          Mexico's Central Bank.

               Other directorships:       The Procter & Gamble Company and Union
                                          Pacific Corporation.


DIRECTORS WHOSE TERMS EXPIRE IN 2004


[PHOTO]

               Alain J. P. Belda

               Age:                       58

               Director since:            1998

               Alcoa Board Committee:     Executive Committee (chair).

               Principal occupation:      Chairman of the Board and Chief
                                          Executive Officer of Alcoa since
                                          January 2001.

               Recent business            Mr. Belda was President and Chief
               experience:                Executive Officer of Alcoa from May
                                          1999 to January 2001 and President and
                                          Chief Operating Officer of Alcoa from
                                          1997 to May 1999. He served as Alcoa's
                                          Vice Chairman from 1995 to 1997 and
                                          Executive Vice President from 1994 to
                                          1995. From 1979 to 1994, he was
                                          President of Alcoa Aluminio S.A. in
                                          Brazil.

               Other directorships:       Citigroup Inc., E. I. du Pont de
                                          Nemours and Company and The Ford
                                          Foundation.

[PHOTO]

               Carlos Ghosn

               Age:                       47

               Director since:            2002

               Alcoa Board Committee:     Pension and Saving Plan Investment
                                          Committee.

               Principal occupation:      President and Chief Executive Officer,
                                          Nissan Motor Co., Ltd., since 2001.

               Recent business            Mr. Ghosn previously served as Chief
               experience:                Operating Officer of Nissan Motor Co.,
                                          Ltd. from 1999. From 1996 to 1999 he
                                          was Executive Vice President of
                                          Renault S.A. and from 1978 to 1996 he
                                          served in various capacities with
                                          Compagnie Generale des Establissements
                                          Michelin, including Chairman,
                                          President and Chief Executive Officer
                                          of Michelin North America, Inc. from
                                          1990 to 1996.


               Other directorships:       Nissan Motor Co.,Ltd. and Mirant
                                          Corporation
               _________________________________________________________________


[PHOTO]

               Henry B. Schacht

               Age:                       67

               Director since:            1994

               Alcoa Board Committee:     Audit Committee (chair).

               Principal occupation:      Chairman, Lucent Technologies Inc., a
                                          communications systems and services
                                          company, since October 2000.

               Recent business            Mr. Schacht is on unpaid leave from
               experience:                Warburg Pincus, where he has been
                                          Managing Director since January 2000
                                          and was Senior Advisor in 1999. Mr.
                                          Schacht served as Chief Executive
                                          Officer of Lucent Technologies Inc.
                                          from October 2000 to January 2002. Mr.
                                          Schacht previously served as Chief
                                          Executive Officer of Lucent
                                          Technologies Inc. from February 1996
                                          to October 1997, Chairman from 1996 to
                                          1998 and Senior Advisor from February
                                          1998 to February 1999. Mr Schacht was
                                          Chairman of Cummins Inc. from 1977 to
                                          1995 and its Chief Executive Officer
                                          from 1973 to 1994.

               Other directorships:       Agere Systems Inc., Avaya Inc.,
                                          Johnson & Johnson, Knoll, Inc., Lucent
                                          Technologies Inc. and The New York
                                          Times Company.

[PHOTO]

               Franklin A. Thomas

               Age:                       67

               Director since:            1977

               Alcoa Board Committees:    Audit Committee, Compensation
                                          Committee (chair), Executive
                                          Committee, Nominating Committee and
                                          Pension and Savings Plan Investment
                                          Committee.

               Principal occupation:      Consultant, TFF Study Group, a
                                          nonprofit institution assisting
                                          development in South Africa, since
                                          1996. Chairman, September 11 Fund
                                          since 2001.

               Recent business            From 1979 until 1996, Mr. Thomas was
               experience:                President and Chief Executive Officer
                                          of The Ford Foundation.

               Other directorships:       Avaya Inc., Citigroup Inc., Conoco
                                          Inc., Cummins, Inc., Lucent
                                          Technologies Inc. and PepsiCo, Inc.

ALCOA STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following shareholder reported to the Securities and Exchange Commission that it owned more than 5% of Alcoa common stock on December 31, 2001.

-------------------------------------------------------------------------------------------------------------------------
Name and address                               Number of                         Percent of outstanding
of beneficial owner                            shares owned                      Alcoa common stock owned
-------------------------------------------------------------------------------------------------------------------------
Wellington Management Company, LLP/(1)/        62,348,850                        7.3%
75 State Street
Boston, MA 02109
------------------------------------------------------------------------------------------------------------------------

(1) Wellington reported these amounts as an investment adviser; the shares are owned by its clients. Wellington reported that it had shared power to dispose of 62,348,850 shares and shared voting power over 24,251,000 of the shares shown; it did not have sole power to vote or dispose of any shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows beneficial ownership of Alcoa common stock by directors, nominees for director and executive officers as of December 31, 2001. The named officers are Alain J. P. Belda, who served as chief executive officer during 2001, and the four officers who were the highest paid in 2001.

No individual director, nominee or officer owned more than 1% of Alcoa's common stock. The total ownership shown for directors and officers as a group represents less than 2% of outstanding shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

---------------------------------------------------------------------------------------------------------------------------------
Name                                      Exercisable stock         Number of shares owned/(2)/         Number of deferred
                                             options/(1)/                                            share equivalent units/(3)/
---------------------------------------------------------------------------------------------------------------------------------
Alain J. P. Belda                             2,913,006                      864,086                           15,333

Kathryn S. Fuller                                     -                            -                                -

Carlos Ghosn                                          -                            -                                -

Joseph T. Gorman                                      -                        9,574                           15,550

Judith M. Gueron                                      -                       12,481                           13,435

Sir Ronald Hampel                                     -                       12,879                                -

John P. Mulroney                                      -                       13,051                           13,367

Henry B. Schacht                                      -                       18,631                           13,367

Franklin A. Thomas                                    -                       13,350                           35,495

Marina v.N. Whitman                                   -                        7,600                           13,435

Ernesto Zedillo                                       -                            -                                -

L. Patrick Hassey                               753,651                      153,793                            4,479

Richard B. Kelson                               949,438                      383,585                            5,941

G. John Pizzey                                  755,085                      228,379                            1,795

Robert F. Slagle                                999,643                      585,824                            1,539

Directors and executive officers              7,658,722                    2,479,465                          141,222
as a group (19 individuals)
------------------------------------- -------------------------- --------------------------------- ------------------------------

Stock ownership is shown as of December 31, 2001.

1) This column lists the number of shares of Alcoa common stock that these officers had a right to acquire within 60 days through exercise of employee stock options. Non-employee directors are not eligible for stock option grants under any Alcoa plan. It excludes stock options that expired in January with no value.

(2) This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, shares owned through the Alcoa Savings Plan for Salaried Employees, and shares held indirectly through family trust or partnership arrangements.

(3) Reported in this column are share equivalent units credited to an individual's account under various plans including deferred fee, deferred compensation and stock acquisition plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by Alcoa directors and executive officers. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist officers and directors with these obligations. Based on a review of the filings made for the year, one report covering an exercise of options and a related sale of stock under a Reynolds Metals Company option plan was filed late for William E. Leahey, Jr.

STOCK PERFORMANCE GRAPH

This graph compares the most recent five-year performance of Alcoa common stock with the S&P 500 Index and a composite index of six direct peers. It shows an investment of $100 on December 31, 1996 and the reinvestment of all dividends. Over the five-year period, your $100 investment in Alcoa stock would have grown to $242 by the end of 2001. This compares with $166 for the S&P 500 Index and $127 for the direct peers. The composite of direct peers includes the following publicly traded companies: Alcan Aluminium Ltd., Billiton plc*, Noranda Inc., Norsk Hydro ASA*, Pechiney SA* and Rio Tinto plc*. These peers were selected on an industry or line of business basis.

* Traded as American Depository Receipts.

----------------------------------------------------------------------------------------------------
As of 12/31            1996           1997          1998         1999           2000          2001
----------------------------------------------------------------------------------------------------
Alcoa                  $100           $112          $121         $273           $224          $242
----------------------------------------------------------------------------------------------------
S&P 500                 100            133           171          208            189           166
----------------------------------------------------------------------------------------------------
Direct Peers            100             88            74          140            112           127
(6 Stocks)
----------------------------------------------------------------------------------------------------

CUMULATIVE TOTAL RETURN AT YEAR END

Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested.

                             [GRAPH APPEARS HERE]

Source: Georgeson Shareholder Communications, Inc.

REPORT OF THE AUDIT COMMITTEE


Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the company's financial reporting process and internal control functions on behalf of the Board of Directors.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the company's independent accountants, PricewaterhouseCoopers LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm's independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also reviewed the fees paid for audit services as compared with fees paid for other services and concurred with management that the fees paid for other services would not affect the independence of the auditors in performing their audit function. The fees for audit services were $5.3 million in 2000 as compared to $5.7 million in 2001. The fees for other services were $7.2 million in 2000 as compared with $6.9 million in 2001.

The Committee reviewed with the Vice President - Audit and the independent accountants the overall scope and specific plans for their respective audits.

Without management present, the Committee met separately with the Vice President
- Audit and the independent accountants to review the results of their examinations, their evaluation of the company's internal controls, and the overall quality of Alcoa's accounting and financial reporting.

The Committee reviewed and discussed with management and the independent accountants the company's audited financial statements.

Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

See page 6 of this proxy statement "Committees and Meetings of the Board" for information on the Committee's meetings in 2001.

The Audit Committee

Henry B. Schacht, Chairman
Joseph T. Gorman
Judith M. Gueron
Franklin A. Thomas
Marina v.N. Whitman

February 15, 2002

Relationship with Independent Accountants
PricewaterhouseCoopers LLP or its predecessor has been the independent accounting firm that audits the financial statements of Alcoa and most of its subsidiaries since 1950. In accordance with standing policy, PricewaterhouseCoopers periodically changes the personnel who work on the audit.

In addition to performing the audit of the company's consolidated financial statements, PricewaterhouseCoopers provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

..    Audit and review of                          $5.7 million
     the company's 2001
     financial statements

..    All other services                           $6.9 million

PricewaterhouseCoopers did not provide any services related to financial information systems design and implementation during 2001.

"All other services" includes (i) $4.3 million for tax advice and preparation of tax returns for expatriate employees, executives and various foreign locations of the company; (ii) $1.6 million for acquisition and due diligence reviews;
(iii) $0.3 million for evaluating the effects of changes in various accounting and other professional standards; and (iv) $0.7 million for other audit services primarily related to audits of the company's employee benefit plans and the review of registration statements.

The Audit Committee of Alcoa's Board reviews summaries of the services provided by PricewaterhouseCoopers and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers. See report of the Audit Committee on page 16.

On recommendation of the Audit Committee, the Board has appointed
PricewaterhouseCoopers to audit the 2002 financial statements. Representatives from this firm will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has general oversight responsibilities for compensation paid to officers. All committee members are independent directors who have never been Alcoa employees. We base our decisions on our understanding of Alcoa's businesses and long-term strategy and our knowledge of the capabilities and performance of the company and its executives. We believe Alcoa continues to demonstrate superior performance, as indicated in the stock performance graph on page 15.

Compensation Philosophy - We believe that managing the company with a long-term perspective, while striving to deliver consistently good annual results, will best serve Alcoa shareholders. The company, therefore, designs its executive compensation program to hire, reward, motivate and retain high-performing employees worldwide.

Alcoa's total compensation program includes:

..    annual salary
..    annual cash incentives
..    long-term, stock-based incentives
..    employee benefits
..    occasional multi-year incentive programs related to specific goals.

We determine compensation based on certain principles:

..    pay for performance - both individual and team
..    competitive total compensation compared with leading industrial companies
..    total compensation that is highly leveraged to financial and nonfinancial business performance.

Our committee places less emphasis on high base salaries in favor of at-risk, short-term and long-term incentives based on performance.

We believe that the company's executives will more effectively represent Alcoa shareholders if they are shareholders themselves and have a meaningful portion of their personal assets invested in Alcoa stock.

Each year we review comparative market compensation information prepared by outside consultants. We review information on leading manufacturing companies for both total cash compensation and long-term incentive information. These companies are among the largest and best performing in a broad range of industries and serve as a sample of the larger market. We also compare the level of responsibility for executive positions surveyed within these companies.

Annual Cash Compensation-Salaries - In order to tie annual cash compensation more closely to performance, we set annual base salaries at or slightly below the median and annual cash incentive awards above it.

Annual Cash Compensation-Incentives - Alcoa establishes targets for cash incentive awards which vary by position as a percentage of base salary. Our committee may make adjustments in payout, however, to recognize and reward individual performance. Under guidelines we have established, the maximum payout is 200% of the target.

Alcoa measures its business unit employees according to the goals of their individual units. The company bases annual cash incentive payouts for most officers on the achievement of business plan goals by all of the company's business units. Officers who lead business units, however, have annual cash incentive payouts based solely on the performance of their business units. Key financial measures for the business units and the corporation include net funds flow, return on capital and other financial measures. About 40% of the business unit goals are nonfinancial. They may include measurements for environmental, health and safety performance, customer satisfaction, employee development and succession planning, and manufacturing excellence. The company believes that if managers focus on the achievement of excellence in those areas within their control, there will be long-term growth in shareholder value.

Long-Term Stock-Based Incentives - A goal of our committee is to closely align management's interests with those of shareholders. The company's long-term incentives are, therefore, stock based. We believe this encourages stock ownership among Alcoa executives.

The Alcoa Stock Incentive Plan, approved by shareholders in 1999, provides for a variety of stock-based incentive award types, including stock options, stock appreciation rights, contingent stock (forfeitable, restricted stock) awards and performance awards. In 2001 we awarded only stock options and a relatively small number of contingent stock awards under this plan. Alcoa encourages its employees and directors to own an equity interest in the company.

In January of each year, we make new awards of stock options to eligible key employees. We set award levels well above the median of high- performing industrial companies. The performance of Alcoa stock determines the actual amount earned. The guidelines used to establish the size of a stock option award include an executive's level of responsibility, the size of prior grants and comparative award information. Individual grants typically follow the guideline amounts.

Alcoa added a reload feature to its stock option program in 1989. This feature encourages increased stock ownership and is available to all participants who are active employees and whose awards were granted under the current or predecessor plan. The reload feature promotes the early exercise of options and the retention of Alcoa shares. Share ownership by executives and other stock option program participants has increased significantly in the last several years due to the reload feature. Alcoa also has a dividend equivalent compensation plan. Under this plan, Alcoa pays cash dividend equivalents, when approved by the Board, on a portion of the exercisable options held by active and retired participants.

Occasional Multi-Year Incentive Programs - In 2001, we adopted a special three-year incentive plan named "PLUS" to drive our performance relative to the top 20% of industrial companies in the S&P Index based on return on capital. Attainment will be measured at the end of a three-year period ending in 2003, with payouts made in cash in early 2004. The maximum payout is 150% of target variable compensation and the threshold is 75% of target variable compensation.

Income Tax Consequences - For U.S. federal income tax purposes, Alcoa may deduct compensation paid as the result of option exercises under the shareholder-approved Alcoa Stock Incentive Plan. The company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named executive.

Stock Ownership Commitment - Stock ownership guidelines for senior Alcoa executives became effective on January 1, 2000, and individuals have five years to reach the minimum ownership requirement for their positions. The guidelines range from 15,000 shares for most business unit presidents, to 25,000 or 50,000 shares for most senior executives. The ownership target for the chief executive officer is 160,000 shares. Amounts invested in the Alcoa stock fund of the Alcoa savings plan as well as share equivalent units in the company's deferred compensation plan are counted as ownership for purposes of the guidelines since they represent an equity investment position for the executive. Most executives currently own more than the guideline number of shares for their positions. All named executives exceed their guideline ownership levels.

To assist executives who are of relatively short tenure with the company to achieve the guideline ownership requirement, we approved a program that provides an incentive for those eligible to invest all or a portion of their annual cash bonus in Alcoa stock. Under the program, Alcoa matches 25% of the portion of the participant's annual cash bonus that is used to purchase Alcoa stock or that is deferred into the notional Alcoa stock investment fund in the deferred compensation plan. The match is in Alcoa share credits that vest in three years. If the executive voluntarily leaves the company before the vesting date other than due to retirement, the company matching contribution is forfeited. None of the named executives is eligible to participate in this program.

Compensation of the Chief Executive Officer - Alcoa bases the chief executive officer's compensation on the same philosophy and policies as for all executive officers. This compensation includes base salary, annual cash incentives, stock option awards and occasional multi-year incentives.

Our committee meets annually without the chief executive officer and evaluates his performance compared with previously established financial and nonfinancial goals. We reach a consensus as a committee and make the appropriate compensation adjustments. Finally, we report in full to the other members of the Board for their consideration and agreement. This meeting is an executive session of nonemployee directors only.

Alain J. P. Belda was elected Alcoa's chairman and chief executive officer on January 1, 2001. Mr. Belda received an annual stock option award in January 2001 covering 638,800 shares. All options granted have reload rights. We awarded Mr. Belda incentive compensation in 2002 for performance in 2001 in the amount of $1,400,000 which was 109.2% of his target incentive award. During 2001, we undertook a comparative study of chief executive officer compensation in light of the fact that the scope and breadth of the position have grown. In recent years, the company has increased in revenue size, experienced greater global emphasis, and become engaged in more diverse markets resulting from recent acquisitions. We concluded that increases in the salary range midpoint and the target bonus level for the chief executive officer would be appropriate and have made those adjustments accordingly. In July 2001, as a result of this study, we increased Mr. Belda's compensation from $950,400 to $1,100,000. In January 2002, Mr. Belda asked the Committee to reduce his salary by 20% for the year 2002 so that he could take a leadership role in achieving profitable growth under challenging business conditions. He also asked the Committee to approve a reduction in the salaries of his direct reports by 10%, which they had previously agreed would be appropriate. We approved these recommendations. In addition, we approved increasing stock option awards in 2002 for the officers whose salaries were reduced, including Mr. Belda. We believe the combined reduction in salary for 2002 and increase in stock option awards for 2002 will result in closer alignment with the interests of our shareholders during a challenging year.

We, as a committee, believe that Alcoa's compensation programs help to maintain Alcoa's leadership position among global industrial companies.

The Compensation Committee

Franklin A. Thomas, Chairman
Joseph T. Gorman
Judith M. Gueron
John P. Mulroney

February 15, 2002

SUMMARY COMPENSATION TABLE

This table summarizes the compensation for the CEO and the four highest paid executive officers in 2001 (listed in alphabetical order).

------------------------------------------------------------------------------------------------------------------------------------
                                                Annual Compensation                      Long-term Compensation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Awards        Payouts
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Number of Securities
 Name and                                                          Other Annual      Underlying Option   LTIP        All Other
 Principal Position            Year   Salary/(1)/      Bonus    Compensation/(2)/       Grants/(3)/     Payouts    Compensation/(4)/
------------------------------------------------------------------------------------------------------------------------------------
Alain J. P. Belda              2001   $1,043,477    $1,400,000      $253,947            1,780,943       $        0    $   271,975
Chairman of the Board          2000      917,308     1,700,000        25,009            1,764,608        1,996,800        352,669
and Chief Executive Officer    1999      770,837     1,500,000       105,771            2,621,640                0        290,311

------------------------------------------------------------------------------------------------------------------------------------

L. Patrick Hassey
Executive Vice President       2001      399,200       454,000         6,543              490,917                0        506,309
and Group President,           2000      389,319       626,100         1,368              393,430          863,298        339,950
Alcoa Industrial Components    1999      373,192       599,700         1,770              608,234                0        188,717
------------------------------------------------------------------------------------------------------------------------------------

Richard B. Kelson
Executive Vice President       2001      535,096       550,000        53,324              846,927                0         75,652
and Chief Financial Officer;   2000      495,346       570,000         3,418              834,427          886,464         88,991
Chief Compliance Officer       1999      452,396       620,000         2,514              889,336                0        130,613
------------------------------------------------------------------------------------------------------------------------------------

G. John Pizzey
Executive Vice President       2001      420,127       440,000       151,389              535,966                0        154,858
and Group President,           2000      389,819       520,000        23,596              560,286          847,570        208,690
Alcoa Primary Products         1999      345,115       402,400        49,836              704,242                0        288,189
------------------------------------------------------------------------------------------------------------------------------------

Robert F. Slagle
Executive Vice President       2001      458,654       412,200         1,967              954,490                0         41,565
Human Resources                2000      458,654       540,000         1,734              829,045          820,800         57,474
and Communications             1999      406,804       528,900         1,692            1,152,072                0         60,093
------------------------------------------------------------------------------------------------------------------------------------

(1) The most highly compensated executive officers are those with the highest annual salary and bonus (cash incentive) for 2001. In addition to base salary, the salary column includes, when chosen by the employee, an extra week's pay instead of vacation for employees with 25 or more years of service.

(2) Amounts represent the reimbursement of taxes, the major portion of which in 2001 related to relocation benefits and insurance referred to in note (4). The value of personal benefits was below the reporting threshold.

(3) New option grants made in 2001 totaled 638,800 for Mr. Belda; 152,300 for Mr. Hassey; 191,900 for Mr. Kelson; 169,700 for Mr. Pizzey; and 152,300 for Mr. Slagle. The company granted all of these options at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous years' option grants and the use of the reload feature described earlier in the Report of the Compensation Committee. See also the table, Option Grants in 2001.

(4) Company matching contributions to 401(k) and excess savings plans for 2001 were: Mr. Belda $63,450; Mr. Hassey $23,952; Mr. Kelson $29,305; Mr. Pizzey $24,732; and Mr. Slagle $26,445. The present value costs of the company's portion of 2001 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were: Mr. Belda $107,000; Mr. Hassey $22,000; Mr. Kelson $46,000; Mr. Pizzey $60,000; and
     Mr. Slagle $15,000. Unused health care credits received as cash for 2001 were: Mr. Kelson $347 and Mr. Slagle $120. The 2001 amount includes $101,525 for Mr. Belda and $62,150 for Mr. Pizzey, which is the annual premium cost of additional term life insurance acquired in 2001. This insurance is designed to address certain estate planning complications related to their status as non-U.S. citizens residing in the U.S. The 2001 amount for Mr. Hassey includes $460,357 in additional compensation relating to tax consequences of his assignment in Europe and the 2001 amount for Mr. Pizzey includes $7,976 relating to his assignment in the U.S. These amounts are paid under standard company programs for employees on international assignments.

OPTION GRANTS IN 2001

INDIVIDUAL GRANTS

------------------------------------------------------------------------------------------------------------------------------------
      Name             Number of Securities       % of Total Options     Exercise or Base       Expiration      Grant Date Present
                        Underlying Options       Granted to Employees    Price ($/Sh)/(4)/      Date/(5)/           Value/(6)/
                       Granted/(1) (2) (3)/         in Fiscal Year
------------------------------------------------------------------------------------------------------------------------------------
Alain J. P. Belda             638,800                    2.34                 $31.47            2011/01/12          $5,704,484
                              354,420                    1.30                  39.63            2009/05/06*          3,383,880
                              154,539                    0.57                  39.05            2008/01/13*          1,478,939
                              334,044                    1.23                  39.05            2007/01/13*          3,196,801
                               63,267                    0.23                  39.05            2006/01/11*            605,465
                              133,945                    0.50                  37.88            2005/01/13*          1,264,441
                               55,374                    0.20                  37.88            2004/01/14*            522,731
                               46,554                    0.17                  37.88            2003/01/15*            439,470
------------------------------------------------------------------------------------------------------------------------------------
L. Patrick Hassey             152,300                    0.56                  31.47            2011/01/12           1,360,039
                              124,199                    0.46                  37.11            2009/01/13           1,188,584
                              103,621                    0.38                  41.00            2007/01/13           1,040,355
                               76,773                    0.28                  37.11            2006/01/11             734,718
                               34,024                    0.12                  41.00            2004/01/14*            341,601
------------------------------------------------------------------------------------------------------------------------------------
Richard B. Kelson             191,900                    0.70                  31.47            2011/01/12           1,713,667
                              216,186                    0.80                  40.80            2009/01/13           2,183,479
                              136,188                    0.50                  38.23            2008/01/13*          1,310,067
                               83,800                    0.31                  45.11            2007/01/13             936,046
                               70,756                    0.26                  45.11            2006/01/11*            790,345
                               68,628                    0.25                  38.26            2005/01/13*            631,331
                               27,476                    0.10                  39.72            2004/01/14*            272,415
                               26,862                    0.10                  38.41            2003/01/15*            260,035
                               25,131                    0.09                  45.11            2002/01/20*            166,368
------------------------------------------------------------------------------------------------------------------------------------
G. John Pizzey                169,700                    0.62                  31.47            2011/01/12           1,515,412
                              141,148                    0.52                  45.00            2010/01/14           1,576,623
                                7,520                    0.03                  40.13            2009/01/13              75,952
                               72,473                    0.27                  39.47            2007/01/13*            712,171
                               56,714                    0.21                  39.83            2006/01/11*            566,978
                               50,551                    0.19                  37.54            2005/01/13*            483,774
                               20,538                    0.07                  39.05            2004/01/14             196,549
                               10,139                    0.04                  39.05            2003/01/15*             97,030
                                7,183                    0.03                  39.05            2002/01/20*             46,761
------------------------------------------------------------------------------------------------------------------------------------
Robert F. Slagle              152,300                    0.56                  31.47            2011/01/12           1,360,039
                              182,964                    0.67                  45.49            2010/01/14           2,043,708
                              132,663                    0.49                  45.11            2009/01/13*          1,481,846
                              105,801                    0.39                  38.79            2008/01/13*          1,004,051
                              109,821                    0.40                  39.84            2007/01/13*          1,102,603
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Name                 Number of Securities       % of Total Options         Exercise or Base       Expiration       Grant Date
                      Underlying Options      Granted to Employees in      Price ($/Sh)/(4)/      Date/(5)/      Present Value/(6)/
                     Granted/(1) (2) (3)/           Fiscal Year
------------------------------------------------------------------------------------------------------------------------------------
Robert F. Slagle            92,971                     0.34                      $39.07           2006/01/11*        $968,757
(continued)
                            80,982                     0.30                       37.97           2005/01/13*         781,387
                            51,198                     0.19                       39.92           2004/01/14          549,355
                            40,792                     0.15                       39.92           2003/01/15          437,698
                             4,998                     0.02                       39.92           2002/01/20           26,539
------------------------------------------------------------------------------------------------------------------------------------

(1) Alcoa generally grants annual options (the first grant listed for each officer) in January. These options become exercisable one year after the grant date and have a term of ten years.

(2) All other option grants are reload option grants, which become exercisable after six months. A reload option is available to active employees upon exercise of an outstanding option (annual or reload) under the current or prior Alcoa option plan. The reload feature promotes the early exercise of options and the retention of Alcoa shares, while continuing the opportunity to gain from future appreciation on the stock. By exercising an outstanding option, the participant realizes, in shares, the net profit or growth in value of that option (the excess of the current fair market value over the option grant price), less applicable withholding for taxes. Certain conditions apply: (i) the market value of Alcoa stock on the exercise date of the underlying option must be at least $2.50 more than the grant price of that option; and (ii) the participant must agree that one-half of the net profit shares received on exercise of the underlying option will be held by the participant (directly or in trust) for five years or until the participant's employment with Alcoa terminates, whichever is earlier. A reload option has the same expiration date as the underlying option and is granted at 100% of the market value of Alcoa stock on the grant date. The reload option covers the number of shares exercised in the underlying option less the number of profit shares delivered to the participant after withholding for taxes. Reload options may be granted where the exercise price of the underlying option is paid using previously owned mature shares or cash. Cash reloads are subject to limitations.

(3) Options granted on or after June 1, 1999 provide for acceleration of vesting and become immediately exercisable upon certain events constituting a change in control of Alcoa.

(4) The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date. Option award participants may use shares they own for a minimum period to pay the exercise price and may have shares withheld for payment of required withholding taxes. Participants may transfer stock option awards to immediate family members or family trusts, provided the transfer is made as a gift, for no consideration. The participant remains responsible for payment of withholding taxes when the family member or trust exercises the option. Otherwise, stock option awards are not transferable during the participant's lifetime.

(5) We grouped together certain reload option grants for each officer (the groupings are marked by an asterisk in the table). Each grouping reflects a consolidation of two or more individual option grants having the same expiration date. The exercise price reflects the weighted average values of these grants.

(6) The company uses the Black-Scholes option pricing model to estimate Grant Date Present Value specific to the grant listed in this table. Our use of this model is not an endorsement of the model's accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present
     Value: expected volatility - 43%; average risk-free rate of return - 3.8%; expected dividend yield - 1.6%; expected life, annual grants - 2.5 years; expected life, reload grants - 2.0 years. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises. This year Mr. Kelson, Mr. Pizzey and Mr. Slagle each held options expiring in January 2002 that had no value, although the Black-Scholes value shown on this table is substantial.

2001 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named executive officers during 2001.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Number of Securities                    Value of Unexercised
                               Shares            Value           Underlying Unexercised                  In-the-Money Options
Name                          Acquired         Realized       Options at Fiscal Year-End                at Fiscal Year-End/(1)/
                            on Exercise                      -----------------------------------------------------------------------
                                                              Exercisable/(2)/  Unexercisable       Exercisable      Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Alain J. P. Belda            1,282,216        $9,871,602        2,126,975        1,293,220            $826,961        $4,047,134

L. Patrick Hassey              513,502         3,887,494          463,706          289,945             216,421           621,682

Richard B. Kelson              776,639         3,737,753          782,669          259,858                   -           783,201

G. John Pizzey                 393,768         1,762,873          592,577          170,265                   -           692,597

Robert F. Slagle             1,056,573         5,145,166          594,949          409,692              87,854           621,582
------------------------------------------------------------------------------------------------------------------------------------

 (1) We calculated the value of unexercised options using the difference between the option exercise price and the year-end stock price of $35.55 per share, multiplied by the number of shares underlying the option.

 (2) Alcoa paid cash dividend equivalents in 2001 on a portion of the exercisable options held by plan participants. Dividend equivalents are equal in amount to the company's common stock dividend. The total amount of dividend equivalents paid in 2001 to all plan participants was approximately $2.2 million.

LONG-TERM INCENTIVE PLAN - AWARDS IN 2001

This table provides information regarding the potential one-time incentive awards payable in 2004 to the named executive officers under the 2001 PLUS performance plan.

------------------------------------------------------------------------------------------------------------------------------
                                                                                           Estimated Future Payouts under
                               Number of Shares,            Performance or Other           Non-Stock Price-Based Plans/(3)/
Name                       Units or Other Rights/(1)/      Period Until Maturation     ---------------------------------------
                                                                 or Payout/(2)/            Threshold (%)        Maximum (%)

------------------------------------------------------------------------------------------------------------------------------
Alain J. P. Belda                     -                           2001-2003                   75%                 150%

L. Patrick Hassey                     -                           2001-2003                   75%                 150%

Richard B. Kelson                     -                           2001-2003                   75%                 150%

G. John Pizzey                        -                           2001-2003                   75%                 150%

Robert F. Slagle/(4)/                 -                           2001-2003                   75%                 150%
------------------------------------------------------------------------------------------------------------------------------

 (1) The actual award payable to each named executive officer will be determined when the plan ends in 2003. The award will be a percentage of the officer's target variable compensation. Target variable compensation varies by position as a percentage of base salary.

 (2) Payouts will be made in cash in 2004 depending on the level of attainment of the goals set by the Compensation Committee for achievement of return on capital goals over the three-year period beginning January 1, 2001 and ending December 31, 2003.

 (3) Shown in these columns are the percentages of the named executive officers' target variable compensation that would be payable under the PLUS plan if Alcoa precisely attained the threshold or maximum goals set by the Compensation Committee for improvement in return on capital. There are no target payouts under this plan. Awards will be subject to forfeiture if the participant's employment terminates before December 31, 2003 for any reason other than disability, death or retirement. Amounts paid under the PLUS plan will be in addition to annual variable compensation. For additional information regarding the PLUS plan, see "Report of the Compensation Committee - Occasional Multi-Year Incentive Programs" on page 19.

 (4) Mr. Slagle will be retiring effective February, 2002. His award will be reduced on a pro-rata basis to reflect the period of time during which he was an active employee.

PENSION PLANS

Alcoa's pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. This table shows the annual benefits payable at executive compensation levels.


PENSION PLAN TABLE

-------------------------------------------------------------------------------------------------------------------------------
      Average Annual                                  Annual Benefits for Years of Service Indicated
       Compensation  ----------------------------------------------------------------------------------------------------------
                                              15            20             25            30             35             40
-------------------------------------------------------------------------------------------------------------------------------
        $   100,000                        $ 20,120    $   26,820     $   33,530     $   40,230     $   47,420    $   55,570

            250,000                          53,090        70,790         88,490        106,190        123,890       141,580

            500,000                         108,410       144,540        180,680        216,810        252,950       289,080

            750,000                         163,720       218,290        272,870        327,440        382,010       436,580

          1,000,000                         219,030       292,040        365,050        438,060        511,070       584,080

          1,250,000                         274,340       365,790        457,240        548,690        640,140       731,580

          1,500,000                         329,660       439,540        549,430        659,310        769,200       879,080

          2,000,000                         440,280       587,040        733,800        880,560      1,027,320     1,174,080

          2,500,000                         550,910       734,540        918,180      1,101,810      1,285,450     1,469,080

          3,000,000                         661,530       882,040      1,102,550      1,323,060      1,543,570     1,764,080

          3,500,000                         772,160     1,029,540      1,286,930      1,544,310      1,801,700     2,059,080
-------------------------------------------------------------------------------------------------------------------------------

The company bases the employee's amount of pension upon the average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and annual cash incentive. We calculate the amounts in the table using salary at target and annual incentive at target. We also make payments as a straight life annuity, reduced by 5% when an employee elects the surviving spouse feature. The table shows benefits at age 65, before any reduction for surviving spouse coverage. The amounts shown do not include social security benefits.

At December 31, 2001 pension service for the named officers was: Mr. Belda, 33 years; Mr. Hassey, 34 years; Mr. Kelson, 27 years; Mr. Pizzey, 31 years; and Mr. Slagle, 37 years.

OTHER INFORMATION -

LEGAL PROCEEDING INVOLVING DIRECTORS AND CERTAIN ALCOA OFFICERS

On October 15, 1999, Victoria Shaev, who represents that she is an Alcoa shareholder, filed a purported derivative action on behalf of the company in the United States District Court for the Southern District of New York, naming as defendants the company, each member of Alcoa's Board of Directors, certain officers of the company and PricewaterhouseCoopers LLP, Alcoa's independent accountants. The shareholder did not make a demand on the company prior to filing this lawsuit. Under relevant law, this demand is required. The lawsuit alleges, among other things, that Alcoa's proxy statement dated March 8, 1999 contained materially false and misleading representations and omissions concerning the company's proposed Alcoa Stock Incentive Plan and that the shareholder approval of the plan, based upon these alleged representations and omissions, was defective. The plaintiff sought to invalidate the shareholder approval of the plan and enjoin its implementation. She also requested that Alcoa pay the costs and disbursements of the action, including the fees of her accountants, counsel and experts. On March 19, 2001, the court granted without prejudice the defendants' motion to dismiss the plaintiff's claims. On May 31, 2001, Ms. Shaev served an amended complaint making the same allegations as in the previous complaint but styling the complaint as a class action on behalf of shareholders. The company served a motion to dismiss on June 25, 2001. The issues have been briefed and argued. The parties are awaiting the court's decision.

CHANGE IN CONTROL

The company engaged in a periodic review of its change in control arrangements in 2001 with the assistance of outside advisors. Following that study, the Board of Directors determined that it would be appropriate to adopt a change in control severance plan for key executives in order to ensure their impartiality and objectivity in the event of a change in control. The company previously did not have such a plan. In 2002, the Board approved a change in control severance plan for key executives, including officers of the company and other key executives designated by the Compensation Committee. The severance plan entitles these executives to termination compensation if the executive's employment is terminated without cause or terminated by the executive in certain circumstances, in either case within 3 years after a change in control of the company. Termination compensation includes:

..  a cash payment equal to 3 times annual salary plus target annual variable compensation
..  continuation of benefits for 3 years
..  growth on pension credits for 3 years
.. reimbursement of excise taxes and gross-up, and .. 6 months outplacement.

[LOGO OF ALCOA]











Alcoa
201 Isabella Street at 7th Street Bridge
Pittsburgh, Pennsylvania 15212-5858
-------------------------------------------
Printed in USA 0102   Form A07-15010

--------------------------------------------------------------------------------
                                 VOTE BY MAIL
--------------------------------------------------------------------------------
                           Return your proxy in the
                        postage-paid envelope provided.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               VOTE BY INTERNET
--------------------------------------------------------------------------------
                   Access this Web site to cast your vote.
                               www.votefast.com
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               VOTE BY TELEPHONE
--------------------------------------------------------------------------------
                 Call toll-free using a touch-tone telephone.
                                1-800-542-1160
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Your Control Number is
--------------------------------------------------------------------------------


                              THREE WAYS TO VOTE

Vote By Mail--Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Vote By Internet--Have your proxy card available when you access the Web site www.votefast.com. You will be asked to enter your control number; follow the directions given to record your vote.

Vote By Telephone--Have your proxy card available when you call toll-free 1-800-542-1160 using a touch-tone phone. You will be asked to enter your control number; follow the directions given to record your vote.

                             _____________________

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 11:59 p.m. EDT on April 18, 2002 to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

--------------------------------------------------------------------------------
Alcoa Annual Meeting of Shareholders                            Admission Ticket
9:30 a.m. Friday, April 19, 2002                This ticket is not transferable.
Westin Convention Center Pittsburgh
Allegheny Ballroom
Pittsburgh, Pennsylvania

[LOGO OF ALCOA]





         Please keep this ticket to be admitted to the annual meeting.

                             Fold and detach here
--------------------------------------------------------------------------------
 (continued from the other side)                (RETURN IN THE ENCLOSED ENVELOPE
                                                 IF VOTING BY MAIL)

------------------------------------------------------------------------------------------------------------
                         Please mark your choices clearly in the appropriate boxes.
 P                   Unless specified, the proxy committee will vote FOR the following.
   ---------------------------------------------------------------------------------------------------------
 R                                     Election of Directors
                                       Nominees to serve a three-year term:
 O                                       1. Joseph T. Gorman
            DIRECTORS                    2. Sir Ronald Hampel
 X        RECOMMEND A VOTE               3. John P. Mulroney
              FOR THESE
              ---
 Y      DIRECTORS / CANDIDATES       [_] FOR all listed nominees  [_] WITHHOLD vote for all listed nominees

                                     [_] WITHHOLD vote only from ____________________________________________
-------------------------------------------------------------------------------------------------------------


------------------
PLEASE VOTE, SIGN,
 DATE AND RETURN
------------------  _____________________________________  Date___________, 2002
                    (Sign exactly as name appears above. Indicate position or representative capacity, where applicable.)

               Shareholder comments about any aspect of company business are welcome. There is space on the bottom of this form for your comments. Although we do not respond to these comments on an individual basis, they do assist management in determining and responding to your needs as shareholders.




         Please keep this ticket to be admitted to the annual meeting.

                             Fold and detach here
--------------------------------------------------------------------------------

[LOGO OF ALCOA]                              Alcoa
                                             201 Isabella St. at 7th St. Bridge
                                             Pittsburgh, PA 15212-5858

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Ronald D. Dickel, Timothy S. Mock and Russell W. Porter, Jr., together or separately, to represent me at the annual meeting of shareholders of Alcoa Inc. scheduled for Friday, April 19, 2002, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in Alcoa's employee savings plans.

If you plan to attend the annual meeting,       [_] I will attend the annual
please check the box on the right.                  meeting.


Comments:_______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
                                                   (continued on the other side)

                                                                 [LOGO OF ALCOA]

     Dear Preferred Shareholder:

     We invite you to attend the 2002 Alcoa annual meeting of shareholders on Friday, April 19, at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Pittsburgh in Pittsburgh, Pennsylvania. All shareholders are welcome to attend, although only holders of Alcoa common stock are eligible to vote at this meeting.

     If you plan to attend this meeting, please check the box below. Then detach and return the card in the enclosed postage-paid envelope by April 9, 2002.

     Shareholder comments about any aspect of company business are welcome, and we provide space on the card for this purpose. Although we do not answer these comments on an individual basis, they do assist management in determining and responding to your needs as shareholders.

 /S/ Donna C. Dabney
     Donna C. Dabney
     Secretary

--------------------------------------------------------------------------------

Alcoa Annual Meeting of Shareholders                            Admission Ticket

9:30 a.m. Friday, April 19, 2002                This ticket is not transferable.
Westin Convention Center Pittsburgh
Allegheny Ballroom
Pittsburgh, Pennsylvania

[LOGO OF ALCOA]



         Please keep this ticket to be admitted to the annual meeting.

                             Fold and detach here
--------------------------------------------------------------------------------

Alcoa Annual Meeting Attendance                                  [LOGO OF ALCOA]

If you plan to attend the annual meeting, please check the box below.
[_] I will attend the annual meeting.


For your comments ....

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

(continued from the other side) (RETURN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)
  -----------------------------------------------------------------------------
            Please mark your choices clearly in the appropriate boxes.
P        Unless specified,the proxy committee will vote FOR the following.
  -----------------------------------------------------------------------------
R                           Election of Directors
                            Nominees to serve a three-year term:
O    DIRECTORS                 1. Joseph T. Gorman
     RECOMMEND A VOTE          2. Sir Ronald Hampel
X       FOR THESE              3. John P. Mulroney
        ---
Y  DIRECTORS / CANDIDATES


  [_] FOR all listed nominees         [_] WITHHOLD vote for all listed nominees

  [_] WITHHOLD vote only from __________________________________________________

--------------------------------------------------------------------------------

-------------------
 PLEASE VOTE, SIGN,
 DATE AND RETURN    ______________________________________Date____________, 2002
------------------- (Sign exactly as name appears above. Indicate position or representative capacity, where applicable.)

[LOGO OF ALCOA]                               Alcoa
                                              201 Isabella St. at 7th St. Bridge
                                              Pittsburgh, PA 15212-5858

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Ronald D. Dickel, Timothy S. Mock and Russell W. Porter, Jr., together or separately, to represent me at the annual meeting of shareholders of Alcoa Inc. scheduled for Friday, April 19, 2002, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in Alcoa's employee savings plans.

If you plan to attend the annual meeting,
please check the box on the right.         [_] I will attend the annual meeting.

Comments:_______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
                                                   (continued on the other side)